Consent of Independent Registered Public Accounting Firm


Board of Directors
Auxilio Inc. and Subsidiaries


We consent to the incorporation by reference of our report dated April 1, 2005 of Independent Registered Public Accounting Firm covering the consolidated financial statements of Auxilio Inc. and Subsidiaries as of December 31, 2004 and the related consolidated statements of operations, comprehensive income, stockholders' equity (deficit), and cash flows for the year then ended included in the Amendment No.1 to Form SB-2 Registration Statement (Reg No. 333-135640) of Auxilio, Inc. and Subsidiaries expected to be filed on or about August 11, 2006, and to the reference to our firm under the heading "Experts".


 /s/ Stonefield Josephson, Inc.
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 CERTIFIED PUBLIC ACCOUNTANTS

 Irvine, California
 August 10, 2006